UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2009

FORGENT NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20008	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Wild Basin Road

Austin TX, 78746

 (Address of principal executive offices and Zip Code)

(512) 437-2700

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

The prior Form 8-K filed by Forgent Networks, Inc. on September 16, 2009 for the Date of Report August 8, 2009 is hereby amended and restated in its entirety as follows:

Item 3.02

Unregistered Sales of Equity Securities.

Pursuant to a Purchase Agreement dated September 25, 2009,  Forgent Networks, Inc. (the “Company”) sold 500,000 shares of common stock to Patrick Goepel, a member of the Company’s board of directors and the incoming interim Chief Executive Officer of the Company in connection with Mr. Goepel’s employment with the Company as more fully described in Item 5.02 herein.  The following description of the Purchase Agreement is not complete and is qualified in its entirety by the actual terms of the Purchase Agreement, a copy of which is incorporated herein by reference and attached hereto as Exhibit 10.1. The purchase price was set at $.35 per share, for aggregate consideration of $175,000. The shares of common stock were offered and sold to Mr. Goepel in a private placement transaction made in reliance upon the exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, in reliance upon representations provided by Mr. Goepel.  In addition, Mr. Goepel was provided with “piggyback” registration rights, which allows Mr. Goepel to have the shares of common stock purchased by Mr. Goepel pursuant to the Purchase Agreement registered by the Company in the event that the Company registers shares of common stock in the future (subject to certain customary exclusions and limitations).

All of such securities offered and sold by us have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information provided in this current report is not an offer to sell nor is it a solicitation of an offer for the purchase of any of our securities and is intended to comply with Rule 135c of the Securities Act.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer.

On September 8, 2009, Nancy Harris tendered a letter of resignation as President and CEO of the Company, effective September 30, 2009.  The Board has accepted such resignation from Ms. Harris.

Appointment of Interim Chief Executive Officer.

On September 15, 2009, the Company appointed Patrick Goepel as Interim Chief Executive Officer, effective as of October 1, 2009.

On September 25, the Company and Mr. Goepel agreed to terms and executed an Employment Agreement effective as of September 15, 2009, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.    The following description of the Employment Agreement is not complete and is qualified in its entirety by the actual terms of the Employment Agreement.

Pursuant to Mr. Goepel’s Employment Agreement, Mr. Goepel will be named Interim Chief Executive Officer, effective October 1, 2009. Mr. Goepel will be entitled to a base salary of $125,000 per annum, plus the ability to participate in all benefit plans afforded to other officers and employees of the Company.  Unless the Company and Mr. Goepel mutually agree prior to January 1, 2010 for Mr. Goepel to become Chief Executive Officer on a more permanent basis, Mr. Goepel’s position as interim Chief Executive Officer will end on December 31, 2009.  In such event, Mr. Goepel will be entitled to a cash bonus of $35,000.

Pursuant to Mr. Goepel’s Employment Agreement, in the event that Mr. Goepel becomes the Company’s Chief Executive Officer, his base salary will remain at $125,000 per annum; however, he shall also become eligible to receive an annual “performance bonus” calculated based on the Company’s earnings and cash flow growth, as detailed more fully on Schedule A of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Mr. Goepel’s Employment Agreement also provides for an additional “change of control payment” in the event of a “change of control” (as defined in the Employment Agreement). Such change of control payment is based upon the Company’s earnings and cash flow growth and more fully described on Schedule A of the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Employment Agreement is terminable by either party at any time upon thirty (30) days prior notice while Mr. Goepel is interim Chief Executive Officer and upon sixty (60) days prior notice if and when Mr. Goepel becomes Chief Executive Officer.  In the event that the Company terminates Mr. Goepel’s employment other then for “cause” (as defined in the Employment Agreement), Mr. Goepel shall be entitled to severance equal to six (6) months of Mr. Goepel’s then current base salary. In addition, Mr. Goepel shall be entitled to his pro rata performance bonus based upon the portion of the year occurring prior to such termination.

In addition, Mr. Goepel was awarded an option to purchase 800,000 shares of the Company’s common stock under the Company’s 2009 Equity Plan.  Such option vests with respect to 25% of the shares on September 15, 2010 and an additional 6.25% each three month period thereafter.  The exercise price of such options was set at $.35 per share of common stock, a price which the Board determined was a material amount over the then current fair market value of such stock.

Mr. Goepel was also offered the right to purchase 500,000 additional shares of the Company’s common stock at a price per share equal to $.35 pursuant to a Purchase Agreement between the Company and Mr. Goepel dated September 25, 2009 and attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein as more fully described in Item 3.02 hereof. The Board determined that $.35 represented a premium to the then current fair market value of the Company’s common stock.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit	Description

10.1	Purchase Agreement dated September 25 between Patrick Goepel and Forgent Networks, Inc.

10.2	Employment Agreement dated September 25 between Patrick Goepel and Forgent Networks, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   September 25, 2009

FORGENT NETWORKS, INC.

By:     /s/ David Sandberg

Name: David Sandberg

Title:   Chairman